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                                  Exhibit 5.b.
              STATE VARIATIONS TO APPLICATION FORM NO. 2002-VAIIAPP

        Flexible Premium Deferred Variable and Fixed Annuity Application
                                State Variations

Application Form No. 2002-VAIIAPP attached as Exhibit      is a copy of the
Application language used in the following states:

Alaska                        Kansas                        Ohio

Alabama                       Kentucky                      Puerto Rico

Arkansas                      Louisiana                     Rhode Island

California                    Maine                         South Carolina

Colorado                      Michigan                      South Dakota

Connecticut                   Minnesota                     Tennessee

Delaware                      Missouri                      Utah

District of Columbia          Mississippi                   Virginia

Georgia                       Montana                       Vermont

Hawaii                        North Carolina                West Virginia

Iowa                          Nebraska                      Wyoming

Idaho                         New Hampshire

Indiana                       New Mexico

Illinois                      Nevada

The following application forms vary from the Form No. 2002-VAIIAPP as indicated below:

Application Form No. 2002-VAIIAPP-C Changes Section 2 to add the following note:
"Note: Only a co-annuitant or co-owner who is the spouse of the annuitant will qualify for certain tax benefits available to spouses under federal tax law." Changes Section 12, Telephone/Fax/Internet Authorization, to delete this sentence: "See the Telephone/Fax/Internet Authorization Section of the Optional Program(s) form for detail on what transactions can be done by telephone/fax/internet."

Changes the application throughout to remove Market
Value Adjustment language and the 3, 5, 7, and 10 year Fixed Periods. Changes
Section 17, Agreement, to add an additional bulleted item that reads: "In states where written consent is required, my agreement in writing is required for entries made by the Company in Section 9 as to age at issue, plan type, purchase payments, or benefits applied for." Adds the following fraud statements: "New Jersey Residents: Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties." and "Pennsylvania Residents: Any person who knowingly and with

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intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto, commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties." Form 2002-VAIIAPP-C is used in the following states:

         Maryland
         New Jersey
         Oregon
         Pennsylvania
         Texas

Application Form No. 2002-VAIIAPP-AZ Changes Section 17 to add, "Upon written request, we will provide the owner with information regarding benefits and provisions of the contract. If you decide not to keep your contract, return it within 10 days (30 days for replacement contracts) after you receive it for a refund of purchase payments, adjusted for any investment gain or loss. For IRA contracts, we will refund purchase payments during the first 10 days. You may return it to CUNA Mutual Life Insurance Company, 2000 Heritage Way, Waverly, Iowa 50677, or to the agent who sold it to you." Form 2000-VAIIAPP- AZ language is used in the following state:

         Arizona

Application Form No. 2002-VAIIAPP-FL changes the fraud statement in Section 17, Agreement, to read: "Any person who knowingly and with intent to injure, defraud or deceive any insurer files a statement of claim or an application containing any false, incomplete or misleading information is guilty of a felony of the third degree."; adds "printed name of agent", "agent license no" and "date" line under "Signature of Annuitant(s)" line. Form 2002-VAIIAPP-FL language is used in the following state:

         Florida

Application Form No. 2002-VAIIAPP-MA Changes the app throughout to remove Market Value Adjustment language, all the fixed accounts (except for DCA fixed period), and the Preservation Plus Program. Form 2002-VAIIAPP-MA is used in the following state:

         Massachusetts

Application Form No. 2002-VAIIAPP-ND2 changes Section 12, Telephone/Fax Authorization to make the applicant check if they do or do not want the program (it is not automatic if they don't do anything). Application Form No. 2002-VAIIAPP-ND2 is used in the following states:

         North Dakota

Application Form No. 2002-VAIIAPP-WA changes Section 6, Death Benefit Options, to remove the "5% Maximum Anniversary Rider" language as this is not available in WA. Changes the application to remove fixed account periods (except for the DCA fixed period) and market value

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adjustment language. Renames "fixed account option" to be "Guarantee Interest
Account Option" Renames the "DCA fixed period" to be the "DCA period" and "fixed amount" to be "DCA amount" Deletes "Preservation Plus Program" Application Form No. 2002-VAIIAPP-WA is used in the following states:

         Washington

Application Form No. 2002-VAIIAPP-WI changes Section 4, Beneficiary, to add the following: "If the owner is married and names someone other than their spouse as a primary beneficiary, the spouse must give consent by Signing in Section 17. " In Section 17, add an additional signature line that reads "Spousal Consent for Beneficiary Designation and a Date line. Form 2002-VAIIAPP-WI is used in the following state:

         Wisconsin